AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated March 29, 2006, and is by and between Amerimine Resources, Inc., a Florida corporation (the “Company”) and American Unity Investments, Inc., a Nevada corporation (“American Unity”).

R E C I T A L S

WHEREAS, the shareholders of American Unity ("Shareholders") own the shares of capital stock of American Unity as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of American Unity (the “American Unity Shares”);

WHEREAS,  the Company is a public company, required to file reports under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

WHEREAS, the Board of Directors of the Company and American Unity deem it advisable that the acquisition by the Company of American Unity be effected through an exchange (the "Exchange") of American Unity Shares pursuant to this Agreement;

WHEREAS, the Company desires to acquire all of the outstanding American Unity Shares for shares of Common Stock of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE

1.01  Exchange.  The Shareholders shall exchange all of their American Unity Shares for a total of 50,000,000 (post split) shares of Common Stock of the Company (the "Common Stock") at the Closing of this Agreement. Immediately prior to Closing there shall be approximately 71,239 (post split) shares of Common Stock outstanding and $43,700 of Convertible Debentures outstanding which will convert into 22,463,768 shares, so that after the reverse split described in Section 6.01 (the “Reverse”), the conversion of the Convertible Debentures described in Section 6.01 the issuance of shares at the Closing the Company shall have outstanding  approximately 72,535,007 shares of Common Stock.

1.02.

Closing.  The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or before April 10, 2006 at the corporate offices of  Worldwide Capital, at 353 Sacramento, 15th Floor, San Francisco, CA 94111, or as soon as practicable after the Reverse has been effected.

1.03.

Deliveries on Execution.  Upon execution of this Agreement, Company shall deliver the following documents:

1.03(a).  Resignations of all of its current officers and directors, and board resolutions electing Lin Bi to the Board of Directors of the Company and Charlie Peng as President, Lin Bi as Chief Financial Officer and Bob Hoover as Secretary.

1.03(b).  A certified shareholder list dated as of the close of business March 29, 2006 reflecting 71,238,700 pre-split shares of common stock outstanding.

1.03 ( c).  A letter addressed to its transfer agent  with a copy of the resolutions described in subparagraph (a) above,

1.03(d)

   Current EDGAR codes and all comment letters from the SEC received since January 1, 2006.

1.03(e)

    All minute books, bank account statements, and other financial records of the Company.

1.04(f)  Releases from Daniel Enright, Elephant Capital, and Hand & Hand for any amounts owed to them or by any person claiming through them by the Company.

1.04.

Deliveries.  Subsequent to Closing, the Company shall issue the 50,000,000 post split shares to the American Unity Shareholders and the 22,463,768 post split shares to the holders of the Convertible Debentures.

1.05.

Filings.  Immediately following the Closing, the Company shall file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement, together with audited financial statements of American Unity

II.

REPRESENTATIONS AND WARRANTIES OF AMERICAN UNITY

American Unity represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

2.01.  Organization.

2.01(a).  American Unity is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; American Unity has the corporate power and authority to carry on its business as presently conducted; and American Unity is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.02.  Capitalization.

2.02(a).  The authorized capital stock and the issued and outstanding shares of American Unity is as set forth on Exhibit 2.02(a). This Exhibit gives effect to a change in the par value of the Common Stock from $.01 to $.02 which was effected in calendar 2006.  All of the issued and outstanding shares of American Unity are duly authorized, validly issued, fully paid and nonassessable.

2.02(b).  Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of American Unity.

2.03.

Subsidiaries and Investments.  American Unity does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

2.04.

Financial Statements.  The audited financial statements of American Unity as of and for the two years ended December 31, 2005, including the audited balance sheet as of December 31, 2005 and the related audited statement of operations, cash flows and changes in stockholders' equity for the two years then ended present fairly the financial position and results of operations of American Unity, on a consistent basis.

2.05.

No Undisclosed Liabilities.  To the best knowledge of American Unity, other than as described in Exhibit 2.05 attached hereto, American Unity is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to  become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

2.06.

Absence of Material Changes.  Since December 31, 2005, except as described in any Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

2.06(a).  any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of American Unity, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

2.06(b).  any redemption, purchase or other acquisition of any shares of the capital stock of American Unity, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by American Unity relating to their authorized or issued capital stock; or

2.06(c).  any change or amendment to the Certificate of Incorporation of American Unity.

2.07.

Litigation.   Except as set forth in Exhibit 2.07 attached hereto, to the best knowledge of American Unity there is no litigation, proceeding or investigation pending or threatened against American Unity affecting any of its properties or assets against any officer, director, or stockholder of American Unity that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of American Unity or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.08.

Title To Assets.  American Unity has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the  Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

2.09.

Transactions with Affiliates, Directors and Shareholders.  Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between American Unity, and any officer, director, or stockholder of American Unity, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

2.10.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of American Unity, or any agreement, contract or instrument to which American Unity is a party or by which it or any of its assets are bound.

2.11.

Disclosure.  To the actual knowledge of American Unity, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of American Unity in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.12.

Authority.  American Unity has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of American Unity and, other than the approval by the Shareholders of American Unity described in Section 6.04, no other corporate proceedings on the part of American Unity are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to American Unity as follows, as of the date of this Agreement and as of the Closing:

3.01.  Organization.

3.01(a).  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

3.01(b).  The copies of the Certificate of Incorporation, of the Company, as certified by the Secretary of State of Florida, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof.  All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to American Unity that have not also been delivered to American Unity.

3.02.

Capitalization of the Company.  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $.001 per share, of which 71,238,700 shares are outstanding on execution of this Agreement, and no shares of preferred stock.  All outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

3.03.

Subsidiaries and Investments.  The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

3.04.

Authority.  The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

3.05.

No Undisclosed Liabilities.  Other than as described in Exhibit 3.05 attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

3.06.

Litigation.   There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

3.07.

Title To Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

3.08.

Contracts and Undertakings.  Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound.  Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect.  The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

3.09.

Underlying Documents.  Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to American Unity and are complete and correct and include all amendments, supplements or modifications thereto.

3.10.

Transactions with Affiliates,  Directors and Shareholders.  Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

3.11.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

3.12.

Disclosure.  To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to American Unity and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.13.

Financial Statements.  The financial statements of the Company set forth in its Form 10K-SB for the year ended December 31, 2004 and its Form 10-QSBs for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005  present fairly the financial position and results of operations of the Company, on a consistent basis.

3.14.

Absence of Material Changes.  Since September 30, 2005, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

3.14(a).  any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

3.14(b).  any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by American Unity relating to their authorized or issued capital stock.

3.14(c).  any amendment to the Certificate of Incorporation of the Company.

3.15

Securities Law Compliance

3.15(a)

The Company's common stock is registered under Section 12(g) of the Exchange Act.  The Company has filed all reports and other material required to be filed by it with the SEC pursuant to Section 13.  Such filed reports and materials do not contain any misstatements of material facts, nor do they omit any material information required to be stated therein or necessary to prevent the statements therein from becoming misleading.

3.15(b)

The currently outstanding common stock of the Company was issued pursuant to the Registration Statement or valid exemptions from registration under the Securities Act of 1933 pursuant to Regulation D promulgated thereunder.

IV.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the Company and American Unity contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

5.01.

Conditions to Obligation of American Unity.  The obligations of American Unity, which may be waived in the sole discretion of American Unity, under this Agreement shall be subject to each of the following conditions:

5.01(a).  The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

5.01(b).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

5.01(c).  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

5.01(d).

The fulfillment of the obligations of the Company set forth in Section 6.02.

5.02.

Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

5.02(a).  The representations and warranties of American Unity herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; American Unity shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

5.02(b).  No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

5.02(c).  All statutory requirements for the valid consummation by American Unity of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by American Unity of the transactions contemplated by this Agreement shall have been obtained.

VI.

CERTAIN AGREEMENTS

6.01.

Reverse Stock Split.  Subsequent to execution of this Agreement the Company shall give notice of reverse stock split to NASDAQ Market Operations and shall enter into a settlement agreement with the holders of the $43,700 in unconverted Convertible Debentures pursuant to which the Company shall issue 22,463,768 post split shares of common stock on Closing.

6.02.

Reporting Requirements.  The Company shall file all reports required by Section 15(d) of the Securities Act of 1933 and shall maintain its books and records in accordance with Sections 12 and 13 of the Securities Exchange Act of 1934.  The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

6.03. Further Information. The Company shall provide at Closing the minute book and financial records of the Company to American Unity sufficient to enable the audit of the financial statements of the Company for the year ended December 31, 2006. Following the Closing the former officer and director of the Company, Daniel Enright,  will provide such further information as to assist in the completion of the audit.

VII.

MISCELLANEOUS

7.01.

Finder's Fees, Investment Banking Fees.  Neither American Unity nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

7.02.

Tax Treatment.  The transactions contemplated hereby are intended to qualify as a so-called “tax-free” reorganization under the provisions of Section 368 of the Code.  The Company and American Unity acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

7.03.

Further Assurances.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

7.04.

Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

7.05.

Entire Agreement; Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

7.06.

Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.07.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

7.08.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.09.

Governing Law.  This Agreement shall be governed by the laws of the State of Florida (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Florida.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

AMERIMINE RESOURCES,  INC.

AMERICAN UNITY INVESTMENTS, INC.

By:

/s/Daniel Enright

By:

/s/ Lin Bi

Name:

Daniel Enright

Name:

Lin Bi

Title:

President

Title:

Chief Financial Officer